Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor/Media Contact:
Mel Stephens
(248) 447-1624
Investor Contact:
Ed Lowenfeld
(248) 447-4380
Lear Announces Early Results in its Tender Offer for up to $850 Million
of 2008 and 2009 Senior Notes
     Southfield, Mich., December 6, 2006 – Lear Corporation [NYSE: LEA], one of the world’s largest automotive suppliers, today announced the results to date of its tender offer commenced November 21, 2006 for up to $850 million aggregate principal amount of its 8.125% senior notes due 2008, of which approximately euro237 million are outstanding, and its 8.11% senior notes due 2009, of which approximately $593 million are outstanding.
     The early tender date with respect to the notes has expired. As of 5:00 p.m., New York City time, on December 5, 2006, holders of approximately euro170.3 million in aggregate principal amount of 2008 notes and approximately $543.2 million in aggregate principal amount of 2009 notes had tendered their notes pursuant to the offer. This represents approximately 72% and 92% of the outstanding principal amount of 2008 notes and 2009 notes, respectively. Rights to withdraw tendered notes terminated at 5:00 p.m., New York City time, on December 5, 2006.
     Holders of the 2008 notes who delivered valid tenders by the early tender date and whose notes are accepted for payment will receive the total consideration of euro1,045 per euro1,000 principal amount at maturity plus accrued interest. The payment date for the 2008 notes tendered as of the early tender date will occur promptly following the acceptance of such tenders, which is currently expected to occur on December 6, 2006.
     Lear also announced that all holders whose 2009 notes are validly tendered on or prior to the expiration date will be eligible to receive the total consideration offered pursuant to the tender offer. Accordingly, all holders whose 2009 notes are validly tendered on or prior to the expiration date, including notes validly tendered after the early tender date of December 5, 2006, will be eligible to receive a purchase price of $1,055 per $1,000 principal amount at maturity for the 2009 notes.
     The tender offer will expire at midnight, New York City time, on December 19, 2006, unless extended. The purchase price for any 2008 notes validly tendered after December 5, 2006 and prior to the expiration of the tender offer is euro1,025 per euro1,000 principal amount at maturity plus accrued interest. The tender offer for the 2009 notes will be in an aggregate amount such that the aggregate principal amount of 2008 notes and 2009 notes purchased in the tender offer will not exceed an aggregate maximum tender offer amount of $850 million.
     All notes purchased in the tender offer will be retired upon consummation of the tender offer. The consummation of the tender offer is conditioned upon certain customary closing conditions. If any of the conditions are not satisfied, Lear is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered notes, and may terminate the tender offer. Subject to applicable law, Lear may waive any condition applicable to the tender offer and extend or otherwise amend the tender offer.
     Citigroup Corporate and Investment Banking is the dealer manager for the tender offer. Questions regarding the tender offer may be directed to Citigroup Corporate and Investment Banking at 800-558-3745 (toll free) or at 212-723-6106 (collect).
     Global Bondholder Services Corporation is acting as information agent and the depositary. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained at no charge from Global Bondholder Services Corporation at 866-873-5600 (toll-free) or at 212-430-3774 (collect). The Company has also retained Dexia Banque Internationale à Luxembourg to act as depositary for the 2008 notes.
     The tender offer may only be made pursuant to the Offer to Purchase. Holders of the notes should read carefully the Offer to Purchase and related materials because they contain important information related to the tender offer. This news release is not an offer to purchase, nor a solicitation of an offer to sell, any securities.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 111,000 employees at 286 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates; the financial condition of the Company’s customers or suppliers; fluctuations in the production of vehicles for which the Company is a supplier; disruptions in the relationships with the Company’s suppliers; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer productivity negotiations; the impact and timing of program launch costs; the costs and timing of facility closures, business realignment or similar actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers; raw material costs and availability; the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of the Company’s customers; the finalization of the Company’s restructuring strategy; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In addition, our agreement to contribute substantially all of our North American interior business to IAC North America is subject to various conditions, including the receipt of required third-party consents, as well as other closing conditions customary for transactions of this type. No assurances can be given that the proposed transaction will be consummated on the terms contemplated or at all. Also, no assurances can be given that the tender offer referred to in this news release will be completed on the terms contemplated or at all.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
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